Exhibit 99.3
MACQUARIE DDR TRUST
ARSN 106 570 352
TABLE OF CONTENTS

Income Statement	2

Balance Sheet	3

Statement of Changes in Equity	4

Cash Flow Statement	5

Notes to the Financial statements	6

1. Summary of significant accounting policies	6
2. Trust formation	16
3. Management fee	16
4. Net gain from derivative financial instruments	17
5. Other expenses	18
6. Remuneration of auditor	18
7. Earnings per unit	18
8. Distributions paid and payable	19
9. Receivables	20
10. Derivative financial instruments	20
11. Investments in joint venture entities	21
12. Payables	23
13. Provisions	23
14. Interest bearing liabilities	23
15. Tax liabilities	23
16. Contributed equity	24
17. Reserves	24
18. Undistributed income	25
19. Cash and cash equivalents	25
20. Cash flow information	26
21. Net tangible assets	26
22. Related party disclosures	26
23. Segment information	29
24. Capital and financial risk management	30
25. Commitments	34
26. Contingent liabilities	34
27. Significant contract terms and conditions	34
28. Events occurring after 30 June 2008 reporting date	34
29. Events occurring after 30 June 20009 reporting date (Not Covered by Auditor’s Report)	35

Report of Independent Auditors	37

MACQUARIE DDR TRUST
INCOME STATEMENT
FOR THE YEARS ENDED 30 JUNE 2009, 30 JUNE 2008 and 30 JUNE 2007

			(Not Covered by		(Not Covered by
			Auditor’s Report)		Auditor’s Report)
			2009	2008	2007
	Note		A$’000	A$’000	A$’000

Income
Share of net profits from investments in joint venture entities:
Net property income	11	(ii)	173,428	159,592	183,940
Management fees	3		(10,071)	(11,491)	(12,201)
Finance costs	11	(ii)	(83,566)	(68,558)	(76,892)
Loss on sale of properties	11	(ii)	(7,904)	—	—
Other income and expenses	11	(ii)	(22,817)	(6,319)	(4,748)
Share of net profit from investments in joint venture entities before property valuation (losses)/ gains	11	(ii)	49,070	73,224	90,099

Property valuation (losses)/gains	11	(ii)	(781,482)	(140,696)	146,442

Share of net (loss)/profit from investments in joint venture entities	11	(ii)	(732,412)	(67,472)	236,541

Interest income			119	310	427
Net gain from derivative financial instruments	4		—	3,369	11,315
Unrealised foreign exchange gains			—	25,539	21,217
Realised foreign exchange gains			518	4,164	418
Total income			(731,775)	(34,090)	269,918

Expenses
Finance costs			347	349	506
Interest expense			49	1,594	5,588
Net loss from derivative financial instruments	4		23,444	—	—
Unrealised foreign exchange loss			36,051	—	—
Other expenses	5		1,802	1,362	1,319

Total expenses			61,693	3,305	7,413

(Loss)/profit before tax			(793,468)	(37,395)	262,505

Total tax benefit/(expense)			177,112	29,196	(77,250)

(Loss)/profit for the year			(616,356)	(8,199)	185,255

Basic earnings per unit (cents)	7		(65.50)	(0.88)	19.96
Diluted earnings per unit (cents)	7		(65.50)	(0.88)	19.96

Total distributions in respect of the year ended 30 June	8		—	85,976	92,948

Distribution per unit in respect of the year ended 30 June (cents)	8		—	9.25	10.00
The above Income Statement should be read in conjunction with the accompanying notes.

MACQUARIE DDR TRUST
BALANCE SHEET
AS AT 30 JUNE 2009 AND 30 JUNE 2008

			(Not Covered by
			Auditors Report)
			2009	2008
	Note		A$’000	A$’000

Current assets
Cash and cash equivalents	19		958	533
Receivables	9		674	242
Derivative financial instruments	10		—	45,916
Other			13	14

Total current assets			1,645	46,705

Non-current assets
Investments in jointly controlled entities:
Investment properties			1,787,909	2,235,707
Less: Share of borrowings			(1,443,137)	(1,286,351)
Add: Share of other net assets			60,185	3,321

Total investments in jointly controlled entities	11	(iii)	404,957	952,677
Derivative financial instruments	10		—	34,264

Total non-current assets			404,957	986,941

Total assets			406,602	1,033,646

Current liabilities
Payables	12		1,786	6,006
Derivative financial instruments	10		45,645	13,682
Provisions	13		—	—
Interest bearing liabilities	14		1,296	—

Total current liabilities			48,727	19,688

Non-current liabilities
Interest bearing liabilities	14		—	569
Tax liabilities	15		—	147,780

Total non-current liabilities			—	148,349

Total liabilities			48,727	168,037

Net assets			357,875	865,609

Equity
Contributed equity	16		945,040	939,657
Reserves	17		(165,517)	(288,507)
Undistributed income	18		(421,648)	214,459

Total equity			357,875	865,609

The above Balance Sheet should be read in conjunction with the accompanying notes.

MACQUARIE DDR TRUST
STATEMENT OF CHANGES IN EQUITY
FOR THE YEARS ENDED 30 JUNE 2009, 30 JUNE 2008 AND 30 JUNE 2007

		(Not Covered by		(Not Covered by
		Auditor’s		Auditor’s
		Report)		Report)
		2009	2008	2007
	Note	A$’000	A$’000	A$’000

Total equity at the beginning of the year		865,609	1,114,054	1,125,018
Loss for the year		(616,356)	(8,199)	185,255

Net income recognised directly in equity
- Movement in fair value of effective net investment hedges	17	(73,488)	20,188	40,489
- Movement in effective cash flow hedges held by jointly controlled entities	17	(9,674)	(27,842)	4,964
- Foreign currency translation differences	17	206,152	(143,130)	(159,081)

		122,990	(150,784)	(113,628)

Total recognised income and expense for the year		(493,366)	(158,983)	71,627

Transactions with unitholders in their capacity as unitholders
- Contributions of equity, net of issue costs	16	—	—	10,124
- Distributions reinvested less issue costs	16	5,383	—	—
- Distributions paid or payable	13	(19,751)	(89,462)	(92,715)

		(14,368)	(89,462)	(82,591)

Total equity at the end of the year		357,875	865,609	1,114,054

The above Statement of Changes in Equity should be read in conjunction with the accompanying notes.

MACQUARIE DDR TRUST
CASH FLOW STATEMENT
FOR THE YEARS ENDED 30 JUNE 2009, 30 JUNE 2008, AND 30 JUNE 2007

		(Not Covered by		(Not Covered by
		Auditor’s Report)		Auditor’s Report)
		2009	2008	2007
		A$’000	A$’000	A$’000
		Inflows/	Inflows/	Inflows/
	Note	(outflows)	(outflows)	(outflows)

Cash flows from operating activities
Distributions received from investments in jointly controlled entities		28,052	154,464	76,287
Interest income received		119	310	427
Realised gains on derivative financial instruments		11,932	25,037	13,861
Other operating expenses paid		(2,145)	(1,413)	(1,291)
US withholding tax paid		(7,827)	(5,377)	(2,447)

Net cash flows from operating activities	20	30,131	173,021	86,837

Cash flows from investing activities
Payments for investments in joint venture entities		(16,218)	(135)	(65)

Net cash flows from investing activities		(16,218)	(135)	(65)

Cash flows from financing activities
Proceeds from borrowings		679	—	12,283
Repayment of borrowings		—	(82,064)	(12,587)
Equity issue costs paid		(11)	—	(17)
Finance costs		(375)	(3,284)	(5,462)
Distributions paid to unitholders		(14,357)	(89,462)	(82,574)

Net cash flows from financing activities		(14,064)	(174,810)	(88,357)

Net decrease in cash and cash equivalents		(151)	(1,924)	(1,585)
Cash and cash equivalents at the beginning of the year		533	2,566	4,480
Effect of exchange rate changes on cash and cash equivalents		576	(109)	(329)

Cash and cash equivalents at the end of the year	19	958	533	2,566

The above Cash Flow Statement should be read in conjunction with the accompanying notes.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2009 and
for the Year ended 30 June 2007 not Covered by Auditor’s Report)
1. Summary of significant accounting policies
The significant policies which have been adopted in the preparation of this financial report of the Macquarie DDR Trust (Trust) for the financial year ended 30 June 2009 are set out below. These policies have been consistently applied to the years presented, unless otherwise stated.
(a)	Basis of preparation

This general purpose financial report has been prepared in accordance with the requirements of the Trust Constitution.

For the year ended 30 June 2008, due to Developers Diversified Realty’s (DDR) ownership of the Trust’s units as described in note 22(c), the Trust qualified as a significant subsidiary to DDR and, as a result, audited financial statements are presented for that period. As of 30 June 2009 and for the years ended 30 June 2009 and 30 June 2007, the Trust does not meet the criteria of a significant subsidiary to DDR, and as a result, the financial statements for those periods are audited using Australian Auditing Standards but the reports are not presented herein.

Compliance with IFRS as issued by IASB

This financial report complies with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Historical cost convention

The financial report has been prepared under the historical cost convention, as modified by the revaluation of investment properties and derivative financial instruments held at fair value.

Critical accounting estimates

The preparation of the financial report in conformity with IFRS may require the use of certain critical accounting estimates and management to exercise its judgment in the process of applying the Trust’s accounting policies. Other than the estimation of fair values described in notes 1(f) and 1(t) and assumptions relating to deferred tax liabilities, no key assumptions concerning the future, or other estimation of uncertainty at the reporting date, have a significant risk of causing material adjustments to the financial report in the next annual reporting period.

(b)	Going concern

A detailed review was undertaken as in the opinion of the directors of Macquarie DDR Management Limited (Manager), the rapid and unanticipated dislocation on the global credit markets has significantly impacted the operations, financial position and outlook of the Trust. Substantial doubt now exists as to the Trust’s ability to continue as a going concern and the Trust is now undertaking a Strategic Review to address those concerns.

On 10 December 2008, the Trust announced that it would undertake a Strategic Review with the objective of maximizing unit holder value and subsequently, the Trust has appointed advisers for this strategic review. The process to be followed will include soliciting bids for corporate or entity acquisition transactions or for the acquisition of properties or portfolios of properties. It is possible that this could result in a proposal to acquire 100% of MDT units. Alternatively, it could result in the disposal of a large number or even the majority or all of MDT’s properties. The Board will, with the assistance of its advisers, assess the bids which are received to determine the strategy which is in the best interest of unitholders. In addition, the Strategic Review will focus on the restructuring of the Trust’s debt by renegotiating or refinancing its loan facilities.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2009 and
for the Year ended 30 June 2007 not Covered by Auditor’s Report)
1. Summary of significant accounting policies (continued)
(b)	Going concern (continued)

There should be minimal disruption to the business and operations of MDT, during the process and management will continue to focus on strengthening MDT’s balance sheet through refinancing upcoming debt maturities and selling properties where this will not unduly affect the review process.

The Trust paid no distribution at 31 December 2008 in order to retain operating capital and assist with the refinancing of debt facilities.

Ongoing risks

Ongoing risks to the Trust’s future performance include:
(i)Fair value risk on property investments

The Trust measures investment properties at fair value. Given the Trust’s short term debt obligations and the potential difficulty in refinancing these obligations, it is likely that the Trust may need to sell a significant portion of its property portfolio over the next 12 months. Upon sale the Trust may not realise the values recongnised in the financial statements. Further details on the approach used to value investment properties are disclosed in Note 1(f).

(ii) Ability to refinance debt facilities as they fall due and maintain debt covenants

As disclosed in Note 14 of the 30 June 2008 financial statements, the Trust has A$208.9 million (US$147.8 million) due to be repaid in June 2009 and a further A$815 million (US$576.6 million) to be refinanced within the next 2 years. Management are negotiating with a number of lenders to arrange re-financing of these facilities. However, there is no certainty that the Trust will be able to arrange re-financing.

The Trust reviews its compliance with debt and financial instrument covenants on a regular basis. At 31 December 2008 the Trust is in compliance with its debt and financial instrument covenants. If fair value of investments properties continue to fall and the Trust is unable to generate sufficient asset sales to repay debt or is unable to renegotiate debt covenants, or both, there is a high likelihood that debt covenants could be breached in 2009.

Breaching covenants would introduce the ability of the relevant lender to perform actions which could jeopardise the ability of the Trust to continue as a going conern.
The directors expect that the trust will undertake the following as part of its Strategic Review:
•	Extend existing loan facilities and/or renegotiate existing loan covenants;

•	Refinance existing facilities with new lenders;

•	Sell investment properties; or

•	Generate operating cash flows significantly in excess of interest obligations.
No adjustments have been made to the financial report as of 30 June 2008 relating to the recoverability and classification of the asset carrying amounts and classification of liabilities that might be necessary should the Trust not continue as a going concern.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2009 and
for the Year ended 30 June 2007 not Covered by Auditor’s Report)
1. Summary of significant accounting policies (continued)
(c)	Going concern updated for events occurring after the 30 June 2009 reporting date (Not Covered by Auditor’s Report)

The financial report for the Trust as at 30 June 2009 has been prepared on a going concern basis as the directors of the Manager, after reviewing the Trust’s going concern status have concluded that the Trust has reasonable grounds to expect to be able to pay its debts as and when they become due and payable. Significant uncertainty, however, exists as to the Trust’s ability to continue as a going concern as a result of the factors set out below.

As at 31 December 2009 the Trust had a net current asset deficiency of A$581.5 million and the interest in jointly controlled entities had a net current asset deficiency of A$97.0 million. The Trust paid no distribution during the period from 1 July 2009 to 31 December 2009 in order to retain operating capital and assist with the refinancing of debt facilities.

Ongoing risks

Ongoing risks to the Trust’s future performance and going concern status include:

(i) Fair value risk on property investments

The Trust measures investment properties at fair value. Given the Trust’s short term debt obligations and the potential difficulty in refinancing or renegotiating these obligations, it is likely that the Trust may need to sell a portion of its property portfolio over the next 12 months. Upon sale the Trust may not realise the values recognised in the financial statements.

(ii) US LLC loan and derivatives

Derivatives

The US LLC has breached the loan to value covenants for one of the three derivative counterparties held in US LLC at 31 December 2009. The fair value of these three derivatives less any cash collateral previously paid to the counterparties is US$21.4 million. If an event of default is called by the counterparty, the Group has sufficient cash in US LLC to repay these liabilities.

Loans in breach of covenants in US LLC

The US LLC has breached the loan to value covenant with one loan provider at the US LLC level at 31 December 2009. As at 31 December 2009, the non-recourse loan outstanding is US$267.9 million. This loan is secured on ten properties which have a book value of US$334 million at 31 December 2009.

The Trust is negotiating with the lender to restructure the loan and to date no event of default has been called. If the loan is called, the loan provider only has recourse to the property assets secured by this loan.

Other loans held in US LLC

In addition to the above, property loans totaling US$184.4 million will mature during the financial year ending 2010. These non-recourse loans are Commercial Mortgage Backed Security (CMBS) loans and are separately secured on nine properties which have a book value of US$233 million at 31 December 2009. The CMBS loans are split into two separate facilities referred to as Longhorn II and Longhorn III. Subsequent to the end of the financial period, the Trust announced the extension of the Longhorn III US$39.3 million facility for two years to 5 April 2012. Negotiations are continuing for the extension of the Longhorn II facility.

MV LLC (Joint Venture) loan maturity

In December 2008, Mervyns (the tenant of the properties in this portfolio) entered Chapter 11 and all 37 stores in this portfolio were closed. To date 6 of these stores have been sold and 2 stores have been leased to new tenants. The Joint Venture currently, through a lender controlled account, has US$50.5 million (MDT share US$25.2 million) of cash from various letters of credit. Although the net operating income from the assets is not sufficient to pay the operating cash flows of the group, this cash amount is sufficient to cover operating expenses in the short term.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2009 and
for the Year ended 30 June 2007 not Covered by Auditor’s Report)
1. Summary of significant accounting policies (continued)
(c)	Going concern updated for events occurring after the 30 June 2009 reporting date (Not Covered by Auditor’s Report) (continued)

The Mervyns facility is a non-recourse first mortgage facility of US$225.4 million (MDT share US$112.7 million) secured against 31 assets as at 31 December 2009 valued at US$171 million (MDT share US$85.4 million) and the lender holds security over the cash balance of US$50.5 million (MDT share US$25.2 million).

Head Trust loan facility

The Trust has a US$49.5 million loan which is joint and several to the Trust and the US REIT I. The Trust’s gearing and net worth covenant of this loan has been breached at 31 December 2009.

The Trust is in negotiation with the lenders to finalise an intercreditor agreement that will extend the term of the facility to three years with repayment hurdles. If the lenders do not waive the covenant defaults and restructure the loan, it would give the financiers the right to commence enforcement proceedings to repay the amount owing. The enforcement process for the unsecured financiers would be limited to Head Trust and the US REIT I assets, which indirectly may involve the liquidation of the property portfolio.

Head Trust derivatives

The Trust has breached the gearing and net worth covenants for three of the four derivative counterparties held by the Head Trust at 31 December 2009. The fair value of these derivatives is US$37.5 million. To date an event of default has not been called and the Trust is in negotiation with the counterparties to change the covenants and to agree a pay down schedule.

If the counterparties do not waive the covenant defaults, it would give the financiers the right to commence enforcement proceedings to repay the amount owing. The enforcement process for the unsecured financiers would be limited to the Head Trust assets, which indirectly may involve the liquidation of the property portfolio.

Summary

Upon a covenant breach the lenders rights include demanding repayment of amounts drawn under the facility.

To date no lender or derivative counterparty has enforced repayment of the amount owing. Discussions are continuing between the Trust and its lenders. As these discussions are on-going, there is significant uncertainty whether new facilities or other funding will be available to the Trust to repay or refinance the facilities at or prior to maturity date and therefore whether the Trust will continue as a going concern. However, the directors believe that there are reasonable grounds to expect that the Trust will be able to pay its debts as and when they become due and payable because of its potential to:
—	Extend existing loan facilities and/or renegotiate existing loan covenants;

—	Refinance existing facilities with new lenders;

—	Sell investment properties; and

—	Generate operating cash flows in excess of interest obligations.
In addition, in most cases loans are non-recourse to the Trust, and its finance facilities are only recourse to the assets secured on them, and so a demand for repayment would not trigger the wind up of the entire Trust. However, due to the factors set out above, there is still a significant uncertainty with regard to the Trust’s ability to continue as a going concern.

No adjustments have been made to the financial report as of 30 June 2009 relating to the recoverability and classification of the asset carrying amounts and classification of liabilities that might be necessary should the Trust not continue as a going concern.

Investment properties in the controlled entities and jointly controlled entities are valued based on a price which would be achieved between willing parties in an arm’s length transaction. If a lender enforced repayment of the amount owing, the Trust would become a distressed seller of the assets and the amounts recoverable from the sale of the investment properties may materially differ to that recorded in the financial statements. This would likely have a significant adverse impact on the Trust’s net tangible assets per unit and impact the Trust’s ability to continue as a going concern.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2009 and
for the Year ended 30 June 2007 not Covered by Auditor’s Report)
1. Summary of significant accounting policies (continued)
(d)	Receivables

Receivables are carried at the amounts due to the Trust and are generally received within 30 days of becoming due and receivable.

The collectability of debts is reviewed on an ongoing basis. Debts which are known to be uncollectable are written off in the period in which they are identified. A provision for doubtful debts is raised where there is objective evidence that the Trust will not collect all amounts due. The amount of the provision is the difference between the carrying amount and estimated future cash flows. Cash flows relating to current receivables are not discounted.

The amount of any impairment loss is recognised in the Income Statement in other expenses if the receivable is held by the Trust or in net property income if the receivable is held in the jointly controlled entities. When a trade receivable for which a provision has been recognised becomes uncollectable in a subsequent period, it is written off against the provision. Subsequent recoveries of amounts previously written off are credited against other expenses in the Income Statement or net property income for those trade receivables relating to jointly controlled entities.

(e)	Interest in jointly controlled entities

The Trust’s property investments are held through jointly controlled entities. The Trust exercises joint control over its jointly controlled entities but neither the Trust nor its joint venture partner has control in their own right, irrespective of their ownership interest.

Accordingly, investments in jointly controlled entities are accounted for using the equity method of accounting, after initially being recognised at cost. Under this method, the Trust’s share of the profits or losses of each jointly controlled entity is recognised as income in the Income Statement, and its share of movements in reserves is recognised in the Balance Sheet.

(f)	Investment properties

Investment properties comprise investment interests in land and buildings (including integral plant and equipment) held for the purpose of letting to produce rental income.

Initially, investment properties are measured at cost including transaction costs. Subsequent to initial recognition, the investment properties are then stated at fair value. Gains and losses arising from changes in the fair values of investment properties are included in the Income Statement in the period in which they arise.

At each reporting date, the fair values of the investment properties are assessed by the Manager by reference to independent valuation reports or through appropriate valuation techniques adopted by the Manager. Fair value is determined assuming a long term investment period. Specific circumstances of the owner are not taken into account.

The factors taken into account in assessing internal valuations may include:
—	Assuming a willing buyer and a willing seller, without duress and an appropriate time to market the property to maximise price;
—	Information obtained from valuers, sales and leasing agents, market research reports, vendors and potential purchasers;

—	Capitalisation rates used to value the asset, market rental levels and lease expiries;

—	Changes in interest rates;

—	Asset replacement values;

—	Discounted cash flow models;

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2009 and
for the Year ended 30 June 2007 not Covered by Auditor’s Report)
1. Summary of significant accounting policies (continued)
(f)	Investment properties (continued)
—	Available sales evidence; and

—	Comparisons to valuation professionals performing valuation assignments across the market.
The approach adopted for valuing the investment property portfolio at 30 June 2009 was consistent with that adopted at previous reporting periods and was as follows:
—	If the most recent independent valuation was more than 3 years old, a new external valuation was obtained; and
—	Internal valuations were performed by Macquarie Asset Services Limited on all other properties primarily using net operating income and a capitalisation rate as assessed by using market research reports and the valuations that were undertaken by the external valuers where appropriate. If this internal valuation significantly differed from the current book value of the property, an external valuation was also obtained for this property.
Due to the volatility in the real estate markets, application of the policy has resulted in all investment properties being independently valued at 30 June 2009.

The global market for many types of real estate has been severely affected by the recent volatility in global financial markets. The lower levels of liquidity and volatility in the banking sector have translated into a general weakening of market sentiment towards real estate and the number of real estate transactions has significantly reduced.

Fair value of investment property is the price at which the property could be exchanged between knowledgeable, willing parties in an arm’s length transaction. A “willing seller’” is neither a forced seller nor one prepared to sell at a price not considered reasonable in the current market. The best evidence of fair value is given by current prices in an active market for similar property in the same location and condition. The current lack of comparable market evidence relating to pricing assumptions and market drivers means that there is less certainty in regards to valuations and the assumptions applied to valuation inputs. The period of time needed to negotiate a sale in this environment may also be significantly prolonged.

The fair value of investment property has been adjusted to reflect market conditions at the end of the reporting period. While this represents the best estimates of fair value as at the balance sheet date, the current market uncertainty means that if investment property is sold in future the price achieved may be higher or lower than the most recent valuation, or higher or lower than the fair value recorded in the financial statements.

The carrying amount of investment properties recorded in the Balance Sheet includes components relating to lease incentives and assets relating to fixed increases in operating lease rentals in future periods.

As the fair value method has been adopted for investment properties, the buildings and any component thereof (including plant and equipment) are not depreciated. Taxation allowances for the depreciation of buildings and plant and equipment are claimed by the Trust and contribute to the tax deferred component of distributions.

(g)	Derivatives

Derivatives are initially recognised at fair value on the date a derivative contract is entered into and are subsequently remeasured to their fair value at each balance date. The method of recognising the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged. The Trust may designate certain derivatives as either hedges of net investments in foreign operations (net investment hedges) or hedges of exposures to variability in cash flows associated with future interest payments on variable rate debt (cash flow hedges).

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2009 and
for the Year ended 30 June 2007 not Covered by Auditor’s Report)
1. Summary of significant accounting policies (continued)
(g)	Derivatives (continued)

The Trust documents at the inception of the hedging transaction the relationship between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. The Trust also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions have been and will continue to be highly effective in offsetting changes in fair values or cash flows of hedged items.
(i)	Derivatives that do not qualify for hedge accounting

Certain derivative instruments do not qualify for hedge accounting. Changes in the fair value of any derivative instrument that does not qualify for hedge accounting is recognised immediately in the Income Statement.

(ii)	Net investment hedges

The effective portion of changes in the fair value of derivatives that are designated and qualify as net investment hedges is recognised in the foreign currency translation reserve. This amount will be reclassified into the Income Statement on disposal of the foreign operations. The gain or loss relating to the ineffective portion is recognised immediately in the Income Statement.

Gains and losses accumulated in equity are included in the Income Statement when the foreign operation is partially disposed of or sold.

(iii)	Cash flow hedges

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognised in the cash flow hedge reserve. The gain or loss relating to the ineffective portion is recognised immediately in the Income Statement.

Amounts accumulated in equity are recycled in the Income Statement in the period when the hedged item impacts the Income Statement.

When a hedging instrument expires or is sold or terminated, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognised when the forecast transaction is ultimately recognised in the Income Statement. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the Income Statement.
Notwithstanding the accounting outcome, the Manager considers that these derivative contracts are appropriate and effective in hedging the economic foreign exchange and interest rate exposures of the Trust.

(h)	Payables

Liabilities are recognised for amounts to be paid in the future for goods or services received, whether or not billed to the Trust. The amounts are unsecured and are usually paid within 30 or 60 days of recognition.

(i)	Distributions

Provision is made for the amount of any distribution payable by the Trust on or before the end of the financial year but not distributed at balance sheet date.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2009 and
for the Year ended 30 June 2007 not Covered by Auditor’s Report)
1. Summary of significant accounting policies (continued)
(j)	Interest bearing liabilities

Borrowings are initially recognized at fair value, net of transaction costs incurred and are subsequently measured at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognized in the Income Statement over the period of borrowing using the effective interest rate method. Fees paid on the establishment of loan facilities, which are not an incremental cost relating to the actual drawdown of the facility, are recognized as prepayments and are amortized on a straight line basis over the term of the facility.

(k)	Interest income

Revenue is recognised as interest accrues using the effective interest method.

(l)	Finance costs

Finance costs, excluding interest expense, are expensed in the Income Statement when incurred.

(m)	Income tax

Under current Australian income tax legislation, the Trust is not liable to pay income tax provided its taxable income (including assessable realised capital gains) is fully distributed to unitholders, by way of cash or reinvestment.

Macquarie DDR US Trust Inc. and Macquarie DDR US Trust II Inc. (US REITs), jointly controlled entities of the Trust, have been elected to be taxed as Real Estate Investment Trusts (REITs) under US federal taxation law, and on this basis, will generally not be subject to US income taxes on that portion of the US REITs’ taxable income or capital gains which are distributable to the US REITs’ shareholders, provided that the US REITs comply with the requirements of the US Internal Revenue Code of 1986 and maintain their REIT status.

The US REITs may ultimately realise a capital gain or loss on disposal which may attract a US income tax liability if the proceeds from disposal are not reinvested in a qualifying asset. If the capital gain is realised, it may give rise to a foreign tax credit which would be available to unitholders. A deferred tax liability is recognised based on the temporary difference between the carrying amount of the assets in the Balance Sheet and their associated tax cost bases.

A current liability is recognized in the financial statements for realized gains on disposals of US investments, except where the proceeds of such disposals are reinvested in a qualifying asset.

(n)	Goods and services tax (GST)

Income, expenses, assets and liabilities are recognised net of the amount of GST recoverable from the Australian Taxation Office (ATO). The non-recoverable GST is recognised as part of the income, expense, asset or liability. Receivables and payables are exclusive of GST. The net amount of GST recoverable from or payable to the ATO is included in receivables or payables in the Balance Sheet. Cash flows relating to GST are included in the Cash Flow Statement on a gross basis.

(o)	Equity transaction costs

Transaction costs arising on the issue of equity are recognised directly in equity as a reduction in the proceeds of units to which the costs relate.

(p)	Reserves

In accordance with the Trust Constitution, amounts may be transferred from reserves to fund distributions.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2009 and
for the Year ended 30 June 2007 not Covered by Auditor’s Report)
1. Summary of significant accounting policies (continued)
(q)	Foreign currency translation
(i)	Functional and presentation currencies

Items included in the financial statements of the Trust are measured using the currency of the primary economic environment in which the Trust operates (‘the functional currency’). The financial statements are presented in Australian dollars, which is the Trust’s functional and presentation currency.

(ii)	Transactions and balances

Foreign currency transactions are translated into the functional currency using exchange rates prevailing at the date of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the Income Statement, except when deferred in equity as qualifying cash flow hedges and qualifying net investment hedges.

(iii)	Foreign operations

Transactions of foreign equity accounted jointly controlled entities are measured using the currency of the primary economic environment in which those entities operate. Assets and liabilities of foreign equity accounted jointly controlled entities are translated at exchange rates ruling at balance date while income and expenses are translated at average exchange rates for the period. Exchange differences arising on translation of the interests in foreign equity accounted jointly controlled entities are taken directly to the foreign currency translation reserve. At 30 June 2009, the spot rate used was A$1.00 = US$0.8068 (2008: A$1.00 = US$0.9582, 2007: A$1.00 = US$0.8479). The average spot rate during the year ended 30 June 2009 was A$1.00 = US$0.7445 (2008 was A$1.00 = US$0.9044, 2007: A$1.00 = US$0.7922).
(r)	Segment information

Segment income, expenditure, assets and liabilities are those that are directly attributable to a segment and the relevant portion that can be allocated to the segment on a reasonable basis. Segment assets include all assets used by a segment and consist primarily of cash, receivables (net of any related provisions) and investments. Any assets used jointly by segments are allocated based on reasonable estimates of usage.

(s)	Earnings per unit

Basic earnings per unit are determined by dividing profit by the weighted average number of ordinary units on issue during the financial period.

Diluted earnings per unit are determined by dividing the profit by the weighted average number of ordinary units and dilutive potential ordinary units on issue during the financial period.

(t)	Fair value estimation

The fair value of financial assets and financial liabilities must be estimated for recognition and measurement or for disclosure purposes.

The fair value of financial instruments traded in active markets is based on quoted market prices at the balance sheet date. The quoted market price used for financial assets held by the Trust is the current bid price; the appropriate quoted market price for financial liabilities is the current ask price.

The fair value of financial instruments that are not traded in an active market is determined using valuation techniques as allowed by IFRS. The Trust uses a variety of methods and makes assumptions that are based on market conditions existing at each balance date. Other techniques, such as estimated discounted cash flows, are used to determine fair value for the remaining

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2009 and
for the Year ended 30 June 2007 not Covered by Auditor’s Report)
1. Summary of significant accounting policies (continued)
(t)	Fair value estimation (continued)

financial instruments. The fair value of interest rate swaps is calculated as the present value of the estimated future cash flows. The fair value of forward exchange contracts is determined using forward exchange market rates at the balance sheet date.

The nominal value less estimated credit adjustments of trade receivables and payables approximate their fair values. The fair value of financial liabilities for disclosure purposes is estimated by discounting the future contractual cash flows at the current market interest rate that is available to the Trust for similar financial instruments.

(u)	New standards and Urgent Issues Group Interpretations

Certain new standards, interpretations and amendments to existing standards have been published that are mandatory for the Trust for accounting periods beginning on or after 1 July 2009 or later periods, which the Trust has not yet adopted. These include:
(i)	AASB 8 Operating Segments and AASB 2007-3 Amendments to Australian Accounting Standards arising from AASB 8 (effective from 1 January 2009)

AASB 8 will result in a significant change in the approach to segment reporting, as it requires adoption of a ‘management approach’ to reporting on financial performance. The information being reported will be based on what key decision makers use internally for evaluating segment performance and deciding how to allocate resources to operating segments. Such information may be prepared using different measures from that used in preparing the Income Statement and Balance Sheet, in which case reconciliations of certain items will be required.

(ii)	AASB 101 Presentation of Financial Statements and AASB 2007-8 Amendments to Australian Accounting Standards arising from AASB 101 (effective from 1 January 2009)

This standard introduces the notion of a ‘complete set of financial statements’, and changes the presentation of financial statements so owner changes in equity are disclosed separately from non-owner changes in equity. All non-owner changes in equity (‘comprehensive income’) will be presented either in one statement of comprehensive income or in two statements (an income statement and a statement of comprehensive income), instead of being presented in the statement of changes in equity. Additional disclosure will be made of the income tax relating to each component of other comprehensive income, and the titles of the financial statements will change although their use will not be mandatory (‘balance sheet’ becomes ‘statement of financial position’; ‘income statement’ becomes part of the ‘statement of comprehensive income’, unless a separate income statement is provided; ‘cash flow statement’ becomes ‘statement of cash flows’).

(iii)	AASB 3 Business Combinations and AASB 127 Consolidated and Separate Financial Statements (effective from 1 July 2009)

These standards amend the accounting for certain aspects of business combinations and changes in ownership interests in subsidiaries. Changes include:
•	transaction costs are recognised as an expense at the acquisition date, unless the cost relates to issuing debt or equity securities;

•	contingent consideration is measured at fair value at the acquisition date (allowing for a 12-month period post-acquisition to affirm fair values) without regard to the probability of having to make a future payment, and all subsequent changes in fair value are recognised in profit;

•	changes in control are considered significant economic events, thereby requiring:
—	previous ownership interests to be remeasured to their fair value (and the gain/loss recognised in profit) when control is gained (i.e. becomes a subsidiary); and

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2009 and
for the Year ended 30 June 2007 not Covered by Auditor’s Report)
1. Summary of significant accounting policies (continued)
(u)	New standards and Urgent Issues Group Interpretations (continued)
—	retained ownership interests to be remeasured to their fair value (and the gain/loss recognised in profit) when control is lost (i.e. divestment of a subsidiary);
•	changes in a parent’s ownership interest in a subsidiary that do not result in a loss of control (e.g. dilutionary gains) are recognised directly in equity.
(iv)	AASB 2007-10 Further Amendments to Australian Accounting Standards arising from AASB 101 (effective from 1 January 2009).
This standard changes the term ‘general purpose financial report’ to ‘general purpose financial statements’ and the term ‘financial report’ to ‘financial statements’, where relevant, in Australian Accounting Standards (including interpretations) to align with IFRS terminology. In addition, the requirement to classify all financial assets and liabilities classified as held for trading as current assets and liabilities will be removed.
(v)	AASB 123 Borrowing Costs and AASB 2007-9Amendments to Australian Accounting Standards arising from AASB 123 (effective from 1 January 2009).
This standard removes the option to expense all borrowing costs and will require the capitalisation of all borrowing costs directly attributable to the acquisition, construction or production of a qualifying asset. There will be no impact on the Trust as the Trust already capitalises borrowing costs in relation to qualifying assets.
(v)	Comparative figures
Where necessary, comparative figures have been adjusted to conform with changes in presentation in the current period.
(w)	Rounding

The Trust is a registered scheme of a kind referred to in Class Order 98/0100 (as amended) issued by the Australian Securities & Investments Commission relating to the “rounding off” of amounts in the financial report. Amounts in the financial report have been rounded to the nearest thousand dollars in accordance with that Class Order, unless otherwise indicated.
2. Trust formation
The Trust was established on 29 September 2003. The operations of the Trust commenced with the purchase of property investments in the United States on 21 November 2003, through its joint venture entities. On 10 October 2005, the Manager executed a supplemental deed poll to amend the Trust Constitution. The amendments removed the 80-year life of the Trust, to enable the units on issue to be classified as equity under IFRS.
3. Management fee
The Manager is a wholly owned subsidiary of Macquarie DDR Management LLC, a company incorporated in Delaware and ultimately owned 50% by Macquarie Group Limited and 50% by Developers Diversified Realty (DDR). The Manager’s registered office and principal place of business is 1 Martin Place, Sydney NSW 2000, Australia.
Under the terms of the Trust Constitution, the Manager is entitled to receive the following remuneration from the Trust, comprising a base fee and a performance fee:
(a) Base fee
The base fee is calculated at 0.45% per annum of the Trust’s interest in the fair market value of the properties and any other assets in the US LLCs.
The base fee is calculated six monthly and is paid quarterly in arrears with the first quarterly payment being a part payment on account for the six-month period.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2009 and
for the Year ended 30 June 2007 not Covered by Auditor’s Report)
3. Management fee (continued)
(b) Performance fee
In addition to the base fee, the Manager is entitled to a performance fee, payable in Trust units and/or shares in the US REITs (REIT Performance Shares) or in cash in certain circumstances, where the performance of the Trust in any six-month period ending 30 June or 31 December exceeds that of the S&P/ASX 200 Property Accumulation Index (Index).
If the Trust’s performance during the six-month period is higher than the percentage increase in the Index for the relevant period, then the Manager is entitled to new Trust units or REIT Performance Shares with a total value equal to:
(i)	5% of the total Increased Unitholder Value from outperformance; plus
(ii)	15% of the Increased Unitholder Value above 2% nominal outperformance per annum (1% per half year).
The Increased Unitholder Value is measured as the market capitalisation of the Trust at the commencement of the relevant period, multiplied by the nominal percentage outperformance of the Trust relative to the Index for that period.
The performance fee is calculated and payable, if entitled, each half year at December and June. The first performance fee period was from 26 November 2003 to 30 June 2004. Units and/or REIT Performance Shares issued in satisfaction of the performance fee (if any) are subject to an annual cap, whereby total base and performance fees paid in any one year must not exceed 80 basis points of the Trust’s interest in the fair market value of the properties and other assets in the US LLCs (Cap Calculation Assets). Where REIT Performance Shares are issued, the annual cap is calculated using the US dollar value of the Cap Calculation Assets. Any performance fees which have been unable to be satisfied by the issue of units and/or REIT Performance Shares because of the operation of the cap, will be able to be issued on the three-year anniversary of the end of the period in which they were earned, or any time thereafter if the accumulated performance of the Trust for the three-year (or longer) period exceeds the benchmark return for the same period. Any unpaid fees will continue to be paid up to 80 basis points in any future period.
(c) Management fee calculation
     The Manager’s total fee for the financial year is detailed as follows:

	2009	2008	2007
	A$’000	A$’000	A$’000

Base fee	10,071	11,491	12,201
Performance fee	—	—	—

	10,071	11,491	12,201

No performance fee was earned by the Manager during the year. In the calculation of the performance fee, outperformance will be assessed on a cumulative basis and accordingly, underperformance for the period from 26 November 2003 to 30 June 2008 will need to be recovered before the Manager is entitled to any future performance fees.
The Trust does not provide any other benefits to the Manager or directors of the Manager other than those described in note 22.
4. Net gain from derivative financial instruments

Loss on derivative financial instruments — unrealised	(37,933)	(17,130)	(2,881)
Gain on capital hedging derivative financial instruments — realised	15,675	4,661	1,406
Gain on income hedging derivative financial instruments — realised	4,836	22,462	11,245
(Loss)/gain on other derivative financial instruments — realised	(6,022)	(6,624)	1,545

Net (loss)/gain from derivative financial instruments	(23,444)	3,369	11,315

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2009 and
for the Year ended 30 June 2007 not Covered by Auditor’s Report)
5. Other expenses

	2009	2008	2007
	A$’000	A$’000	A$’000

Accounting fees	222	165	165
Audit committee fees — independent directors	28	28	21
Audit fees	220	224	198
Bank fees	4	10	10
Compliance fees — independent directors	90	90	60
Custodian fees	56	56	61
Insurance	53	56	64
Legal fees	110	82	70
Postage and printing costs	37	71	63
Registry fees	115	134	139
Stock exchange costs	55	65	64
Taxation fees	33	13	24
Travel	285	78	126
Unitholder communications costs	188	104	174
Other	306	186	80

Total other expenses	1,802	1,362	1,319

Other expenses have been paid in accordance with the Trust Constitution.
6. Remuneration of auditor
During the financial year, the auditor of the Trust, PricewaterhouseCoopers (Australian firm), earned the following remuneration:

Audit services	220	224	198
Taxation services	33	13	24

	253	237	222

In addition to the above fees, PricewaterhouseCoopers, US Firm, earned A$278,731 (2008: A$248,953, 2007: A$277,336) in connection with the audit of the Trust’s jointly controlled entities and A$238,237 (2008: A$247,532, 2007: A$152,305) in connection with tax services for the Trust’s jointly controlled entities. These amounts represent the fees charged to the jointly controlled entities. The Trust’s share of the fees is recorded as part of equity accounted income.
7. Earnings per unit

	2009	2008	2007

Basic earnings per unit (cents)	(65.50)	(0.88)	19.96
Diluted earnings per unit (cents)	(65.50)	(0.88)	19.96
Distributable earnings per unit (cents)	7.49	9.81	10.03
Earnings used in the calculation of basic and diluted earnings per unit ($’000)	(616,356)	(8,199)	185,255
Earnings used in the calculation of distributable earnings per unit (refer to calculation in table below) ($’000)	70,507	91,155	93,111
Weighted average number of units used in the calculation of basic, diluted and distributable earnings per unit (‘000)(1)	941,057	929,461	928,110

(1)	Weighted average number of units is calculated from the date of issue of the units.
Calculation of distributable earnings
The Manager does not consider it appropriate to use profit under Australian Accounting Standards to determine distributions to unitholders. The table below outlines the Manager’s adjustments to profit under Australian Accounting Standards to determine the amount the Manager believes should be available for distribution for the current period.
Distributable earnings is a financial measure which is not prescribed by Australian Accounting Standards and represents the net profit under Australian Accounting Standards adjusted for certain unrealised and non-cash items, reserve transfers and significant one-off

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2009 and
for the Year ended 30 June 2007 not Covered by Auditor’s Report)
7. Earnings per unit (continued)
items. Per the Trust Constitution, the adjustments and therefore the amount distributed to unitholders is at the discretion of the Manager. The Manager will use the distributable earnings less maintenance capital expenditure calculated as a guide to assessing an appropriate distribution to declare.
The adjustments made to profit under Australian Accounting Standards in order to solely determine distributable earnings may change from time to time depending on future changes to accounting standards and the Manager’s assessment as to whether non-recurring or infrequent items (such as realised gains on the sale of properties) will be distributed to unitholders.

			2009	2008	2007
	Note		A$’000	A$’000	A$’000

(Loss)/profit per Income Statement			(616,356)	(8,199)	185,255
Unrealised items:
Property valuation losses/(gains)	18	(iii)	781,482	140,696	(146,442)
Unrealised losses on derivative financial instruments	18	(iv)	52,296	19,325	4,802
Unrealised foreign exchange losses/(gains)	18	(v)	36,051	(25,539)	(21,217)
US capital gains tax (benefit) expense	18	(v)	(184,593)	(33,887)	71,884
Non-cash items:
Amortisation of borrowing costs(1)	18	(v)	1,198	1,628	3,434
Straight lining of fixed rent increases	18	(v)	429	(2,869)	(4,914)
Reserve transfers:
Valuation fees	18	(iii)	—	—	309

Distributable earnings			70,507	91,155	93,111

(1)	The amortisation of borrowing costs relates to costs that were fully expensed prior to a change in accounting policy on 1 July 2005. at that time, the previously expensed costs were reversed in opening undistributed income and are now amortised in the Income Statement over the term of the respective borrowing. The subsequent amortization expense has been reversed in calculating distributable earnings.
8. Distributions paid and payable

	Distribution	Total amount	Tax deferred	Taxable
	cents per unit	A$’000%		%

2009 distributions for the quarter ended:	—	—
30 September 2008	—	—
31 December 2008	—	—
31 March 2009	—	—
30 June 2009	—	—

	—	—	—	—

2008 distributions for the quarter ended:
30 September 2007	2.500	23,237
31 December 2007	2.500	23,237
31 March 2008	2.125	19,751
30 June 2008(1)	2.125	19,751

	9.250	85,976	50.87	49.13

2007 distributions for the quarter ended:
30 September 2006	2.500	23,237
31 December 2006	2.500	23,237
31 March 2007	2.500	23,237
30 June 2007(2)	2.500	23,237

	10.000	92,948	53.73	46.27

(1)	The distribution of 2.125 cents per unit for the quarter ended 30 June 2008 was not declared prior to 30 June 2008.

(2)	The distribution of 2.50 cents per unit for the quarter ended 30 June 2007 was not declared prior to 30 June 2007.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2009 and
for the Year ended 30 June 2007 not Covered by Auditor’s Report)
9. Receivables

	2009	2008
	A$’000	A$’000

GST receivable	4	—
Withholding tax receivable	110	131
Sundry debtors	560	111

	674	242

The Trust’s receivables are carried at amounts that approximate their fair value.
10. Derivative financial instruments

Assets
Current
Forward foreign exchange contracts	—	11,650
Cross currency swaps	—	34,266

	—	45,916

Non-current
Forward foreign exchange contracts	—	34,264

	—	34,264

Liabilities
Current
Forward foreign exchange contracts	11,148
Interest rate swaps	28,289	—
Callable interest rate swaps	6,208	13,682

	45,645	13,682

Forward foreign exchange contracts
The Trust has entered into forward foreign exchange contracts to sell US dollars and receive Australian dollars at an average exchange rate of A$1.00 = US$0.7052 (2008: A$1.00 = US$0.6975). The last of these forward contracts matures in August 2013.
On 9 January 2009, the Trust entered into offsetting foreign exchange forward agreements for 96% of its currency income hedge exposures. Accordingly, changes in the fair value of these contracts from 9 January 2009 are recorded in the Income Statement. Change in fair value up to 9 January 2009 of $73.5 million is recorded in the foreign currency translation reserve, while the remaining is recognized in the Income Statement.
Cross currency swaps
During the year, the Trust has cancelled its cross currency swaps resulting in a realized gain of $15 million.
Interest rate swaps
The Trust entered into interest rate swap agreements on 30 June 2009 totaling US $150 million that entitle the Trust to receive and pay fixed rate on the notional principal amount. The Trust receives fixed rate from 3.49% to 3.5% while also paying fixed rate from 5.53% to 5.54% per annum. The interest rate swaps contracts mature from July 2017 to October 2017.
Callable interest rate swaps
The Trust has entered into interest rate swap agreements totaling US$50 million (2008: US$200 million) that entitle the Trust to receive interest at a floating rate on a notional principal amount and oblige it to pay interest at a fixed rate on the same amount. The

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2009 and
for the Year ended 30 June 2007 not Covered by Auditor’s Report)
10. Derivative financial instruments (continued)
counterparties have the option to cancel these swaps at the end of each quarter. The interest rate swap contracts mature on August 2014. Subsequent to the year end, the counterparties have not taken up their options to cancel these swaps.
During the year, the Trust cancelled US$150 million of callable swaps.
As at 30 June 2009, the notional principal amounts and periods of expiry of the interest rate swap contracts are as follows:

	2009	2008
	A$’000	A$’000

Less than 1 year	61,975	208,731
1 - 2 years	—	—
2 - 3 years	—	—
3 - 4 years	—	—
4 - 5 years	—	—
More than 5 years	—	—

	61,975	208,731

At 30 June 2009, the fixed interest rate on the interest rate swaps is 4.38% per annum (2008: 4.38% to 4.67% per annum).
The interest rate swap contracts do not qualify for hedge accounting and accordingly changes in the fair value of these contracts are recorded in the Income Statement. Notwithstanding the accounting outcome, the Manager considers that these contracts are appropriate and effective in hedging the interest rate exposures of the Trust.
11. Investments in jointly controlled entities
The Trust has investments in jointly controlled entities with Developers Diversified Realty. The Trust exercises joint control over the jointly controlled entities, but neither the Trust nor its joint venture partner has control in their own right, irrespective of their ownership interest. The investments are accounted for in the financial report using the equity method of accounting (refer to note 1(e)). Information relating to the joint venture entities is detailed below.

	Country of		2009		2008
	incorporation	Principal activity	%		%

Macquarie DDR US Trust Inc. (US REIT I)	United States	Property investment	97.32		97.32
DDR Macquarie Fund LLC (US LLC)	United States	Property investment	85.48	(1)	85.48	(1)
Macquarie DDR US Trust II Inc. (US REIT II)	United States	Property investment	99.90		99.89
DDR MDT MV LLC (MV LLC)	United States	Property investment	49.95	(1)	49.94	(1)
DDR MDT PS LLC (PS LLC)	United States	Property investment	90.24	(1)	90.23	(1)

(1)	Represents indirect interest held through US REITs.

(i)	Carrying amount of investments in jointly controlled entities

		2009	2008	2007
	Note	A$’000	A$’000	A$’000

Carrying amount at the beginning of the year		952,677	1,345,553	1,350,769
Additions during the year		16,218	135	163
Share of profit before property valuation (losses)/gains	11(ii)	49,070	73,224	90,099
Share of property valuation (losses)/gains	11(ii)	(781,482)	(140,696)	146,442
Movement in share of cash flow hedge reserve		(9,674)	(27,842)	4,964
Distributions paid or payable for the year		(28,052)	(71,344)	(76,097)
Return of capital		—	(83,120)	—
Exchange rate differences on translation		206,200	(143,233)	(170,787)

Carrying amount at the end of the year		404,957	952,677	1,345,553

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2009 and
for the Year ended 30 June 2007 not Covered by Auditor’s Report)
11. Investments in jointly controlled entities (continued)
(ii)	Results attributable to jointly controlled entities (Trust’s share)

	2009	2008	2007
	A$’000	A$’000	A$’000

Property income
Property income	254,647	226,156	256,509
Property expenses	(81,219)	(66,564)	(72,569)

Net property income	173,428	159,592	183,940

Management fees
Management base fee	(10,071)	(11,491)	(12,201)
Management performance fee	—	—	—

	(10,071)	(11,491)	(12,201)

Finance costs
Interest expense	(78,228)	(65,411)	(72,919)
Borrowing establishment costs	(5,338)	(3,147)	(3,973)

	(83,566)	(68,558)	(76,892)

Loss on sale of properties
Loss on sale of properties(1)	(7,904)	—	—

	(7,904)	—	—

Other income and expenses
Interest income	320	485	586
Derivative financial instrument loss	(14,363)	(2,195)	(1,921)
Other operating expenses	(8,774)	(4,609)	(3,413)

Total other income and expenses	(22,817)	(6,319)	(4,748)

Share of net profit from investments in jointly controlled entities before property valuation (losses)/gains	49,070	73,224	90,099

Property valuation (losses)/gains
Revaluation of investment properties	13,202	25,209	147,890
Devaluation of investment properties	(795,113)	(163,036)	(3,466)
Revaluation of investment properties — adjustment for straight lining of fixed rent increases	429	(2,869)	(4,914)

Total property valuation (losses)/gains	(781,482)	(140,696)	146,442

Share of net (loss)/profit from investments in jointly controlled entities	(732,412)	(67,472)	236,541

(1)	During the year, the Trust sold 9 properties for US$118 million (approximately $147 million). The Trust’s interest in the properties varied from 49.95% to 85.48%. A loss was recorded in the year of $9.7 million (Trust’s share $7.9 million). Revaluations totaling $4.7 million (Trust’s share $5.4 million) were recorded on the property in prior periods, so consequently a loss of $5 million (Trust’s share $2.5 million) was realized over the term of the Trust’s investment.
The joint venture entities have no contingent liabilities or capital commitments at 30 June 2009.
(iii) Share of jointly controlled entities’ assets and liabilities

	2009	2008
	A$’000	A$’000

Current assets	108,856	44,788
Property held for sale	99,343	132,048
Investment properties	1,688,566	2,103,659

Total assets	1,896,765	2,280,495

Current liabilities	25,153	21,976
Derivative financial instruments	23,518	19,491
Current interest bearing liabilities	716,055	454,385
Non-current interest bearing liabilities	727,082	831,966
Total liabilities	1,491,808	1,327,818

Net assets	404,957	952,677

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2009 and
for the Year ended 30 June 2007 not Covered by Auditor’s Report)
12. Payables

	2009	2008
	A$’000	A$’000

Custodian fees	14	14
Withholding tax payable	—	1,053
Amounts payable to settle derivative closed before year end	1,292	4,489
Sundry creditors and accruals	480	450

	1,786	6,006

13. Provisions

Distribution
Opening balance	—	—
Distributions declared	19,751	89,462
Paid during the year	(14,357)	(89,462)
Distributions reinvested	(5,394)	—

Closing balance	—	—

14. Interest bearing liabilities

Current
Bank loan	1,456	—
Less: Unamortised transaction costs	(160)	—

	1,296	—

Non-current
Bank loan	—	808
Less: Unamortised transaction costs	—	(239)

	—	569

At 30 June 2009, total interest bearing liabilities on a ‘look through’ basis were $1,449 million (2008: $1,291 million) with total facility limit of $1,449 million (2008: $1,346 million). Included in the total facility of $1,449 million, the Trust had access to a US$50 million facility (2008: US$100 million) to be used by the Trust, US REIT I or US REIT II.
The bank loan is secured by proceeds of the distribution reinvestment plan (DRP) as calculated in the DRP Underwriting Deed. It bears a US dollar floating interest rate and is repayable in full at the end of its funding period unless a new drawdown request is made. As at 30 June 2009, the weighted average interest rate on the bank loan was 1.83% per annum (2008: 3.65% per annum).
15. Tax liabilities

US capital gains deferred tax liability	—	147,780

	—	147,780

Capital gains on the future sales of the Trust’s investments are subject to US withholding tax pursuant to the Foreign Investment in Real Property Tax Act, at a withholding tax rate of 35%. If the capital gain is not distributed, but the proceeds from the disposal are reinvested in a qualifying asset, the tax payable can be deferred and ‘rolled over’ into the tax cost base of the qualifying asset. Refer to note 1(m). All deferred tax movements are recorded through the Income Statement. The movements in the deferred tax balance related to movements in investment property valuations.
Due to the difference between the tax cost base and carrying value of the investment property at 30 June 2009, a deferred tax asset of $71 million could be recognized. Due to the uncertainty over the recoverability of this deferred tax asset, this balance has not been recognized at 30 June 2009.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2009 and
for the Year ended 30 June 2007 not Covered by Auditor’s Report)
16. Contributed equity

			2009	2008	2007
No. of units	Details	Date of income entitlement	A$’000	A$’000	A$’000

920,159,012	Units on issue	30 June 2006			929,533
9,301,843	DRP issue	1 July 2006			10,141
	Equity issue costs				(17)

929,460,855	Units on issue	30 Jun 2007		939,657	939,657

929,460,855	Units on issue	30 June 2008	939,657	939,657
13,742,187	DRP issue(1)	1 Jul 2008	5,394
	Equity issue costs		(11)

943,203,042	Units on issue	30 Jun 2009	945,040	939,657	939,657

(1)	The DRP units were issued on 26 August 2008 but were entitled to income from 1 July 2008.
As stipulated in the Trust Constitution, each unit represents a right to an individual share in the Trust and does not extend to a right to the underlying assets of the Trust. There are no separate classes of units and each unit has the same rights attaching to it as all other units in the Trust. Each unit confers the right to vote at meetings of unitholders, subject to any voting restrictions imposed on a unit holder under the Corporations Act 2001.
Distribution reinvestment plan
The Trust has established a DRP under which unitholders may elect to have all or part of their distribution entitlements satisfied by the issue of new units rather than being paid in cash. In accordance with the DRP Rules, the directors of the Manager suspended the Trust’s DRP commencing with the quarter ended 30 September 2006. The DRP was reinstated from the quarter ended 30 June 2008.
17. Reserves

	2009	2008
	A$’000	A$’000

Foreign currency translation reserve
Opening balance	(266,151)	(143,209)
Translation of foreign operations(1)	206,152	(143,130)
Movement in fair value of effective net investment hedges	(73,488)	20,188

Closing balance	(133,487)	(266,151)

Capital reserve
Opening balance	(3,212)	(3,212)

Closing balance	(3,212)	(3,212)

Cash flow hedge reserve
Opening balance	(19,144)	8,698
Movement in effective cash flow hedges held by jointly controlled entities	(9,674)	(27,842)

Closing balance	(28,818)	(19,144)

Total reserves	(165,517)	(288,507)

(1)	The total foreign exchange movement of $206.2 million on foreign operations includes $206.2 million relating to the translation of the investments in jointly controlled entities offset by translation of interest bearing liabilities denominated in US dollars.
Nature and purpose of reserves
Foreign currency translation reserve
Exchange rate differences arising on translation of the interest in jointly controlled entities are taken to foreign currency translation reserve, as described in note 1(q).
Capital reserve
The capital reserve represents the amounts transferred to reserve for pari pasu distribution.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2009 and
for the Year ended 30 June 2007 not Covered by Auditor’s Report)
18. Undistributed income
Cash flow hedge reserve
The cash flow hedge reserve is used to record gains or losses on a hedging instrument in a cash flow hedge that are recognized directly in equity, as described in note 1(g). Amounts are recognized in profit or loss when the associated hedged transaction affects profit or loss.

			2009	2008	2007
	Note		A$’000	A$’000	A$’000

(i) Summary of undistributed income
Undistributed income — realised items	18	(ii)	85,540	29,421	27,728
Undistributed income — investment property revaluations	18	(iii)	(463,455)	323,390	464,086
Undistributed income — unrealised derivative revaluations	18	(iv)	(48,813)	3,483	22,808
Undistributed income — other unrealised items	18	(v)	5,080	(141,835)	(202,502)
Total undistributed income			(421,648)	214,459	312,120

(ii) Undistributed income — realised items
Opening balance			29,421	27,728	27,332
Distributable earnings	7		70,507	91,155	93,111
Property revaluation of sold properties	11	(ii)	5,363	—	—

Available for distribution			105,291	118,883	120,443
Distributions paid and payable	13		(19,751)	(89,462)	(92,715)

Closing balance			85,540	29,421	27,728

(iii) Undistributed income — investment property revaluations
Opening balance			323,390	464,086	317,953
Transfer of property revaluation of sold properties — realized	11	(ii)	(5,363)	—	—
Valuation fees			—	—	(309)
Revaluation (decrement)/increment on investment properties in jointly controlled entities	11	(ii)	(781,482)	(140,696)	146,442
Closing balance			(463,455)	323,390	464,086

(iv) Undistributed income — unrealised derivative revaluations
Opening balance			3,483	22,808	27,610
Unrealised loss from derivative financial instruments recorded in equity accounted income	11	(ii)	(14,363)	(2,195)	(1,921)
Unrealised loss on derivative financial instruments	4		(37,933)	(17,130)	(2,881)
Closing balance			(48,813)	3,483	22,808

(v) Undistributed income — other unrealised items
Opening balance			(141,835)	(202,502)	(153,315)
Movement in deferred tax liability			184,593	33,887	(71,884)
Amortisation of borrowing costs			(1,198)	(1,628)	(3,434)
Straight lining of fixed rent increases	11	(ii)	(429)	2,869	4,914
Unrealised foreign exchange (loss)/gains			(36,051)	25,539	21,217

Closing balance			5,080	(141,835)	(202,502)

Total undistributed income			(421,648)	214,459	312,120

19. Cash and cash equivalents

	2009	2008
	A$’000	A$’000

Australian dollar operating account	30	315
US dollar operating account	928	218

	958	533

Surplus funds of the Trust are held at call in the Trust’s operating account and treasury account. Interest is receivable monthly in arrears. As at 30 June 2009, the interest rate on the Australian dollar account was 1.94% per annum (2008: 6.21% per annum, 2007: 5.31% per annum) and the US dollar account was 0.12% per annum (2008: 2.00%, 2007: 5.25% per annum).

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2009 and
for the Year ended 30 June 2007 not Covered by Auditor’s Report)
20. Cash flow information

	2009	2008	2007
(a) Reconciliation of profit to net cash flows from operating activities	A$’000	A$’000	A$’000

Profit	(616,356)	(8,199)	185,255
Non-cash items
Share of jointly controlled entities net profits less distributions	(21,018)	81,240	(14,011)
Property valuation losses/(gains)	781,482	140,696	(146,442)
Realised gain on transfer of loan without cash received	—	(4,000)	—
Exchange rate differences on translation	(576)	109	329
Classified as financing activities Interest paid	375	3,284	5,462
Changes in assets and liabilities Decrease/(increase) in assets
Receivables	(432)	1,581	3,025
Derivative financial instruments not recognised in the foreign currency translation reserve	38,656	14,667	2,425
Other	—	8	36
(Decrease)/Increase in liabilities
Payables	(4,220)	933	364
Deferred tax liability	(147,780)	(57,298)	50,394

Net cash flows from operating activities	30,131	173,021	86,837

(b) Non-cash financing and investing activities
The following items are not reflected in the Cash Flow Statement:

Distributions by the Trust satisfied during the financial year by the issue of units under DRP	5,394	—	10,141

21. Net tangible assets

	2009	2008
	A$’000	A$’000

Total assets	406,602	1,033,646
Less: Total liabilities	(48,727)	(168,037)

Net tangible assets	357,875	865,609

Total number of units on issue	943,203,042	929,460,855
Net tangible asset backing per unit	$0.38	$0.93
Net tangible asset backing per unit after distribution	$0.38	$0.91
Net tangible asset backing per unit after distribution and excluding deferred tax liability	$0.38	$1.07
22. Related party disclosures
(a) Directors
The following persons were directors of the Manager during the financial year:
W Richard Sheppard
Steven Guttman
Robert Joss
David Spruell
Scott Wolstein
David Oakes
Daniel Hurwitz
Mark Baillie (resigned 28 May 2009)
Simon Jones (appointed 28 May 2009)
Stephen Girdis
Joan Allgood (alternate for Daniel Hurwitz and Scott Wolstein)
John Wright (alternate for W Richard Sheppard, Mark Baillie and Stephen Girdis).
(b) Parent entity
The ultimate parent entity of the Trust is Macquarie DDR Trust.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2009 and
for the Year ended 30 June 2007 not Covered by Auditor’s Report)
22. Related party disclosures (continued)
(c) Transactions with related parties
The Trust has accrued $215,000 (2008: $165,000, 2007: $165,000) payable to Macquarie Group Limited (MGL) for reimbursement of accounting services provided to the Trust for the year ended 30 June 2009.
MGL executed foreign exchange and interest rate hedging for the Trust during the year. Foreign exchange and interest rate hedging transactions were executed at market rates including any applicable margins.
The Trust had funds totalling $957,767 (2008: $533,335, 2007: $2,565,606) in operating bank accounts with MGL at 30 June 2009. The Trust earned interest at commercial rates. Interest income from these accounts totalling $119,218 (2008: $310,550, 2007: $407,207) is included in the determination of profit for the Trust for the year ended 30 June 2009.
The Trust paid Macquarie Investment Management Limited $3,503 (2008: $1,051, 2007: $1,356) for the provision of call centre services during the year. The Trust paid MGL $nil (2008: $106, 2007: $1,379) for the provision of internet/intranet services.
Macquarie Asset Services Limited received US$nil (2008: US$16,400, 2007: US$22,300) for providing valuation services to the Trust. Macquarie Asset Services Limited is owned 100% by MGL.
MGL and related entities of MGL held 16,410,795 units as at 30 June 2009 (2008: 25,161,033 units, 2007: 19,052,713 units). DDR and related entities of DDR held 93,301,647 units as at 30 June 2009 (2008 62,934,579 units, 2007: nil units).
The Trust received distributions from US REIT I and US REIT II in the current and prior financial years.
DDR received fees for providing property management, construction management, leasing and maintenance services of US$12,372,342 (2008: US$12,769,657 2007: US$12,168,914) during the year. These fees are received under the terms of the Property Management and Leasing Agreements.
DDR provides tax preparation services to the US LLCs and the US REITs. During the year, the US LLCs and the US REITs recorded US$48,075 and US$36,500 respectively (2008: US$75,275 and US $36,500, 2007: US$75,275 and US$36,500) for taxation fees paid or payable to DDR.
DDR provides legal and other professional services to the US LLCs and the US REITs. During the year, the US LLCs and the US REITs recorded US$342,358 and US$nil respectively (2008: US$242 and US$nil, 2007: US$102,375 and US$nil) for legal fees paid or payable to DDR.
DDR received acquisition fees totalling US$nil (2008: US$497,820, 2007: US$nil) and debt placement fees of US$nil (2008: US$78,000 2007: US$532,000) during the year. MBL received debt placement fees of US$nil (2008: US$117,000, 2007: US$798,000) during the year. These fees are received under the terms of the Partnership Agreement. Acquisition fees are for arranging the purchase of any property by the US LLCs from a third party and are calculated as 1% of the purchase price of such property. Debt placement fees are payable for the arrangement of debt financing for the US LLCs at the rate up to 0.5% of the total debt financing.
Macquarie DDR Management LLC received due diligence fees of US$nil (2008: US$106,409, 2007: US$21,598) during the year. These fees are received under the terms of the Partnership Agreement. Due diligence fees are calculated as 0.25% of the Trust’s share of the purchase price of properties acquired.
Macquarie Capital Advisers Limited will receive a success based fee for the work undertaken as part of the Strategic Review announced in December 2008. For the year ended 30 June 2009, there was no fee paid to Macquarie Capital Advisers Limited. Macquarie Capital Advisers Limited is owned 100% by MGL.
The above fees and transactions were all based on market rates and on normal commercial terms and conditions and have been approved by the independent directors of the Manager. Details of management fees charged to the Trust by the Manager and its related entities are included in note 3.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2009 and
for the Year ended 30 June 2007 not Covered by Auditor’s Report)
22. Related party disclosures (continued)
(d) Key management personnel and remuneration
Key management personnel (KMP) are defined in AASB 124 Related Party Disclosures as those having authority and responsibility for planning, directing and controlling the activities of the entity. The Manager meets the definition of KMP as it has this authority in relation to the activities of the Trust. These powers have not been delegated by the Manager to any other person. Accordingly, the Chief Executive Officer (CEO) of the Trust is not considered to be KMP as he does not have sufficient individual authority and responsibility for planning, directing and controlling the activities of the Trust.
Details of management fees charged to the Trust by the Manager and its related entities are included in note 3.
No payments were made by the Trust or by the Manager on behalf of the Trust to the executive directors or the CEO during the year.
Compliance fees and board audit committee fees totalling $118,000 (2008: $118,000, 2007: $81,000) were paid or payable by the Trust to the independent directors, Steven Guttman, Robert Joss and David Spruell, for the financial year. These amounts are reviewed from time to time in consultation with external experts to ensure that remuneration reflects the service expected to be performed.
(e) Directors’ interest in Trust units
The number of units held directly, indirectly or beneficially by the directors of the Manager or their director related entities are:

	Units held	Units held	Units held
	2009	2008	2007

W Richard Sheppard	1,566,775	1,012,000	512,000
Mark Baillie	n/a	450,000	150,000
Simon Jones	—	n/a	n/a
Stephen Girdis	239,662	239,662	164,662
Steven Guttman	160,000	60,000	—
Daniel Hurwitz	—	—	—
David Oakes	—	—	—
Robert Joss	250,000	250,000	50,000
David Spruell	243,039	230,561	80,561
Scott Wolstein	100,000	100,000	—
Joan Allgood (alternate)	—	—	—
John Wright (alternate)	120,000	20,000	20,000
The aggregate number of units of the Trust acquired or disposed of by the directors of the Manager or their director related entities was:

	Units	Units	Units
	2009	2008	2007

Acquisitions
W Richard Sheppard	554,775	500,000	—
Mark Baillie	—	300,000	—
Stephen Girdis	—	75,000	—
Steven Guttman	100,000	60,000	—
Robert Joss	—	200,000	—
David Spruell	12,478	150,000	1,806
Scott Wolstein	—	100,000	—
John Wright (alternate)	100,000

Disposals
Mark Baillie	300,000	—	—
No options in the Trust are held by directors of the Manager.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2009 and
for the Year ended 30 June 2007 not Covered by Auditor’s Report)
23. Segment information
Primary segment — Business
The Trust is a listed property trust which invests in the retail property market.
Secondary segment — Geographical
The Trust has investments in retail properties located in the United States and investments in other assets in Australia.

	United
	States	Australia	Total
	2009	2009	2009
30 June 2009	A$’000	A$’000	A$’000

Share of net loss from investments in jointly controlled entities	(732,412)	—	(732,412)
Total income	(732,412)	637	(731,775)
Total tax benefit	177,112	—	177,112
Loss	(555,300)	(61,056)	(616,356)

Total assets	404,957	1,645	406,602
Total liabilities	—	48,727	48,727
Asset acquisitions	8,942	—	8,942

	United
	States	Australia	Total
	2008	2008	2008
30 June 2008	A$’000	A$’000	A$’000

Share of net (losses)/profits from investments in jointly controlled entities	(67,472)	—	(67,472)
Total income	(67,472)	33,382	(34,090)
Total tax benefit/(expense)	29,196	—	29,196
Profit	(38,276)	30,077	(8,199)

Total assets	952,919	80,727	1,033,646
Total liabilities	148,833	19,204	168,037
Asset acquisitions	58,105	—	58,105

	United
	States	Australia	Total
	2007	2007	2007
30 June 2007	A$’000	A$’000	A$’000

Share of net (losses)/profits from investments in jointly controlled entities	236,541	—	236,541
Total income	236,541	33,377	269,918
Total tax benefit/(expense)	(77,250)	—	(77,250)
Profit	159,291	25,964	185,255

Total assets	1,347,362	63,606	1,410,968
Total liabilities	208,450	88,464	296,914
Asset acquisitions	19,017	—	19,017

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2009 and
for the Year ended 30 June 2007 not Covered by Auditor’s Report)
24. Capital and financial risk management
(a) Capital risk management
The Trust’s objectives when managing capital is to optimise unitholder value through the mix of available capital sources whilst complying with statutory and constitutional capital and distribution requirements, maintaining gearing and interest cover ratios within approved limits and continuing to operate as a going concern.
The Trust assesses its capital management approach as a key part of the Trust’s overall strategy and is continuously reviewed by management and the board.
The Trust is able to alter its capital mix by issuing new units, activating the DRP, electing to have the DRP underwritten, adjusting the amount of distributions paid, activating a unit buy-back programme or selling assets to reduce borrowings.
The Trust has a target gearing of 45% to 55% calculated as total liabilities (excluding deferred tax liabilities) to total assets on a ‘look through’ basis. In calculating ‘look though’ gearing, the Trust’s interests in jointly controlled entities are proportionately consolidated based on the Trust’s ownership percentage. At 30 June 2009, gearing was 81.2% (2008: 57.1%).
The Trust is currently negotiating to sell selected assets to improve its gearing and liquidity.
Protection of the Trust’s equity in foreign denominated assets was partially achieved through the use of cross currency swaps to provide hedge protection in the prior year. As disclosed in note 10, the cross currency swaps were closed out in August 2008 due to adverse impact of the movement in foreign currency and interest rates had on the fair value of the cross currency swaps, and the associated adverse impact on the Trust’s gearing. The Trust now has no capital hedging in place.
The joint venture entity obtains property insurance with creditworthy insurers in order to protect the Trust’s assets.
(b) Financial risk management
The Trust’s principal financial instruments comprise cash and cash equivalents, receivables, derivative financial instruments, payables and interest bearing liabilities.
The Trust’s activities expose it to a variety of financial risks: market risk (currency risk and interest rate risk), liquidity risk and credit risk.
The Trust manages its exposure to these financial risks in accordance with the Trust’s Financial Risk Management (FRM) policy as approved by the board.
The policy sets out the Trust’s approach to managing financial risks, the policies and controls utilised to minimise the potential impact of these risks on its performance and the roles and responsibilities of those involved in the management of these financial risks.
The Trust uses various measures to manage exposures to these types of risks. The main methods include foreign exchange and interest rate sensitivity analysis, ageing analysis of debtors and counterparty credit assessment and the use of future rolling cash flow forecasts.
The Trust uses derivative financial instruments such as forward foreign exchange contracts, interest rate swaps and cross currency swaps to manage its financial risk as permitted under the FRM policy. Such instruments are used exclusively for hedging purposes, i.e. not for trading for speculative purposes.
(c) Financial risk
Foreign exchange risk
Foreign exchange risk is the risk that changes in foreign exchange rates will change the Australian dollar value of the Trust’s net assets or its Australian dollar earnings. Foreign exchange risk arises when future commercial transactions and recognised assets and liabilities are denominated in a currency that is not the Trust’s functional currency.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2009 and
for the Year ended 30 June 2007 not Covered by Auditor’s Report)
24. Capital and financial risk management (continued)
(c) Financial risk (continued)
The Trust is exposed to foreign exchange risk through investing in overseas investment property and deriving rental income from those properties. The Trust manages this exposure on a ‘look though’ basis including those held through joint venture entities. The majority of derivatives utilised to manage this ‘look through’ exposure are held by the Trust.
Foreign investment
The table below sets out the Trust’s US dollar exposure, and how, through the use of debt and cross currency swaps, this exposure is reduced. It also provides an analysis of the effect of reasonably possible movements of the US dollar against the Australian dollar, with all other variables held constant. A negative amount in the table reflects a potential net reduction in profit or equity, while a positive amount reflects a net potential increase. The US dollar amounts in the table below have been converted to Australian dollar at the year-end exchange rate.

	Australian dollar exposure		US dollar exposure
	2009	2008	2009	2008
	$’000s	$’000s	$’000s	$’000s

Assets
Cash and cash equivalents	30	314	928	219
Derivative financial instruments	—	80,180	—	—
Receivables and other assets	577	14	110	242
Investment in jointly controlled entities	—	—	404,957	952,678

	607	80,508	405,995	953,139

Liabilities
Payables	494	463	1,292	5,543
Derivative financial instruments	11,148	—	34,497	13,682
Interest bearing liabilities	—	—	1,296	569
Deferred tax liabilities	—	—	—	147,780

	11,642	463	37,085	167,574

Net assets	(11,035)	80,045	368,910	785,565

Notional value of derivatives to hedge foreign exchange exposure	—	—	—	(420,887)
Net exposure to foreign exchange movements	(11,035)	80,045	368,910	364,678

The notional value of derivatives disclosed above includes nil (2008: $196 million) taken out to hedge foreign income.
The sensitivity of the Trust to foreign exchange rate movements is shown in the table below:

	Profit		Distributable earnings		Total equity movement
	2009	2008	2009	2008	2009	2008
	A$’000s	A$’000s	A$’000s	A$’000s	A$’000s	A$’000s

AUD:USD — AUD increase 10%	3,159	34,208	—	—	(33,537)	(33,153)
AUD:USD — AUD decrease 10%	(3,475)	(37,629)	—	—	40,990	40,520
Foreign income
Through investing in overseas assets, the Trust earns foreign denominated income. Net rental income derived is naturally offset by local denominated expenses including interest and tax.
Up until January 2009, the Trust used forward foreign exchange contracts to convert net foreign denominated currency exposure back to Australian dollars at predetermined rates out into the future. As discussed in note 10, offsetting contracts were taken out on 9 January 2009.
At balance date the Trust is effectively 0% hedged. The majority of the Trust’s forecast profits for the next four years are in USD and as such the Trust will have a material core earnings exposure to movements in foreign exchange.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2009 and
for the Year ended 30 June 2007 not Covered by Auditor’s Report)
24. Capital and financial risk management (continued)
(c) Financial risk (continued)
Interest rate risk
Interest rate risk is the risk that changes in market interest rates will impact the earnings of the Trust.
The Trust is exposed to interest rate risk predominantly through borrowings. The Trust manages this exposure on a ‘look through’ basis including the borrowings of jointly controlled entities. The Trust applies benchmark hedging bands across its differing interest rate exposures and utilises interest rate swaps, to exchange floating interest rates to fixed interest rates, to manage its exposure between these bands. Compliance with the policy is reviewed regularly by management and is reported to the board each meeting.
The Trust has exposures to interest rate risk on its monetary assets and liabilities, mitigated by the use of interest rate swaps, as shown in the table below on a ‘look through’ basis that identifies the Trust’s share of the jointly controlled assets and liabilities. The table also demonstrates the sensitivity to reasonably possible changes in interest rates, with all other variables held constant. A negative amount in the table reflects a potential net reduction in profit, distributable earnings or equity, while a positive amount reflects a net potential increase.

	Australian interest rates		US interest rates
	2009	2008	2009	2008
	A$’000s	A$’000s	A$’000s	A$’000s

Fixed rate
Interest bearing liabilities	—	—	(1,012,328)	(886,303)
Cross currency swaps	—	275,664	—	(225,429)

	—	275,664	(1,012,328)	(1,111,732)

Floating rates
Cash and cash equivalents	30	315	928	219
Interest bearing liabilities	—	—	(432,105)	(400,618)

	30	315	(431,177)	(400,399)

Interest rate swaps	—	—	61,975	234,692

Net interest rate exposure	30	315	(369,202)	(165,707)

The sensitivity of the Trust to interest rate movements is shown in the table below:

	Profit		Distributable earnings		Total equity movement
	2009	2008	2009	2008	2009	2008
	A$’000s	A$’000s	A$’000s	A$’000s	A$’000s	A$’000s

1% p.a increase in AUD rates	267	(14,092)	—	4	267	(14,094)
1% p.a decrease in AUD rates	(267)	14,092	—	(4)	(267)	14,094
1% p.a increase in USD rates	12,617	28,954	(3,692)	(1,658)	16,309	54,258
1% p.a decrease in USD rates	(12,617)	(28,954)	3,692	1,658	(16,309)	(54,258)
At balance date, the consolidated entity has fixed 74.5% (2008: 87.2%) of its net interest exposure.
(d) Liquidity risk
Liquidity risk arises if the Trust has insufficient liquid assets to meet its short-term obligations. Liquidity risk is managed by maintaining sufficient cash balances and adequate committed credit facilities. Prudent liquidity management implies maintaining sufficient cash and marketable securities, the availability of funding through an adequate amount of committed credit facilities and the ability to close out market positions. The instruments entered into by the Trust were selected to ensure sufficient funds would be available to meet the ongoing cash requirements of the Trust.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2009 and
for the Year ended 30 June 2007 not Covered by Auditor’s Report)
24. Capital and financial risk management (continued)
(d) Liquidity risk (continued)
The following tables provide the contractual maturity of the Trust’s fixed and floating rate financial liabilities and derivatives as at 30 June 2009. The amounts presented represent the future contractual undiscounted principal and interest cash flows and therefore do not equate to the value shown in the Balance Sheet. Repayments that are subject to notice are treated as if notice were given immediately.

		Less than
	Book value	1 year	1 to 2 years	2 to 3 years	Total
	2009	2009	2009	2009	2009
30 June 2009	A$’000	A$’000	A$’000	A$’000	A$’000

Financial liabilities
Payables	1,786	1,786	—	—	1,786
Interest bearing liabilities	1,296	1,477	—	—	1,477
Derivative financial instruments(1)	45,645	45,645	—	—	45,645

Total undiscounted financial liabilities	48,727	48,908	—	—	48,908

		Less than
	Book value	1 year	1 to 2 years	2 to 3 years	Total
	2008	2008	2008	2008	2008
30 June 2008	A$’000	A$’000	A$’000	A$’000	A$’000

Financial liabilities
Payables	6,006	6,006	—	—	6,006
Interest bearing liabilities	569	31	831	—	862
Derivative financial instruments(1)	13,682	13,682	—	—	13,682

Total undiscounted financial liabilities	20,257	19,719	831	—	20,550

(1)	The derivative financial instruments include callable interest rate swaps where the counterparties have the option to cancel the swaps at the end of each quarter.
The table below shows the debt maturity profile of the Trust on a ‘look through’ basis:

	2009	2008
	A$’000	A$’000

Less than 1 year	717,511	458,045
1 to 2 years	147,037	500,594
2 to 3 years	159,277	134,720
3 to 4 years	7,863	75,834
4 to 5 years	98,284	6,746
more than 5 years	319,115	114,880

	1,449,087	1,290,819

Borrowing costs to be amortised	(4,654)	(3,899)

	1,444,433	1,286,920

As at 30 June 2009, total interest bearing liabilities are $1,449 million (2008:$1,291 million) with total facility of $1,449 million (2008: $1,346 million).
(e) Credit risk
Credit risk is the risk that a contracting entity will not complete its obligations under a financial instrument and cause the Trust to make a financial loss. The Trust has exposure to credit risk on all of its financial assets included in the Trust’s Balance Sheet.
The Trust is exposed to credit risk on financial instruments and derivatives. For credit purposes, there is only a credit risk where the contracting entity is liable to pay the Trust in the event of a close out. The Trust has policies that limit the amount of credit exposure to any financial institution. Derivative counterparties and cash transactions are limited to investment grade counterparties in accordance with the Trust’s FRM policy. The Trust monitors the public credit rating of its counterparties.

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2009 and
for the Year ended 30 June 2007 not Covered by Auditor’s Report)
24. Capital and financial risk management (continued)
(e) Credit risk (continued)
The table below details the concentration of credit exposure of the Trust’s assets to significant geographical locations. None of the assets below are past due or impaired.

	2009	2008
	A$’000	A$’000

Cash and cash equivalents with Australian entities	958	533
Derivative financial instruments with Australian entities	—	80,180
Receivables with US entities	110	131
Receivables with Australian entities	563	111

	1,631	80,955

In addition to the credit exposure shown above, the Trust has an indirect credit exposure relating to the assets held by its jointly controlled entities. The jointly controlled entities manage this risk by performing credit reviews of prospective tenants, obtaining tenant collateral where appropriate and performing detailed reviews on tenant arrears. In addition there is exposure to credit risk on financial instruments and derivatives and the same credit risk management policies apply as to the Trust.
As at 30 June 2009, the Trust’s share of the trade debtors of the joint venture entities are $13,805,488 (2008: $12,491,778) and the provision held against these is $3,560,884 (2008: $2,434,341).
25. Commitments
The Trust has no commitments at the end of the financial year.
26. Contingent liabilities
The Trust has no contingent liabilities at the end of the financial year.
27. Significant contract terms and conditions
If the Manager is removed as responsible entity of the Trust, or there is a change in control of DDR or the US REITs or other defined events occur, then DDR or the US REITs may exercise its pre-emptive right to acquire the properties of the Trust at fair market value.
28. Events occurring after 30 June 2008 reporting date
Subsequent to 30 June 2008, the Trust announced the following debt, capital management initiatives, and tenants update:
•	The Trust has refinanced US$291 million of debt held in US LLC (Trust’s share) due to expire in December 2008. The new facility is US$316.7 million (Trust’s share) of which US$229 million matures in 2015 and US$87.7 million matures in 2011;

•	The Trust has agreed terms to increase the gearing covenant on the Trust’s loan from 60% to 65% and net worth to US$650 million on the condition that the facility is reduced to US$50 million. At 30 June 2008 it was drawn to US$76.8 million and it has subsequently reduced to below US$50 million;

•	In the period to 31 December 2008, Mervyns entered into chapter 11 and in January 2009 vacated 37 properties in the Trust’s portfolio. The Trust has sold five of its Mervyns portfolio to Kohl’s Department Store and re-leased one of its Mervyns properties in California to Forever 21;

•	The Trust has sold one property in Kansas City, Missouri, for a price of US$62 million (Trust’s share US$53 million);

•	The Trust has entered into sale contracts for one of its properties in Nashville, Tennessee, for US$16 million (Trust’s share US$13.7 million);

•	The Trust has revised its hedging policy from 90-100% of net assets to 60-100% of gross assets. The policy change has resulted in the realisation of US$216 million of cross currency swaps resulting in a A$15 million profit; and

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2009 and
for the Year ended 30 June 2007 not Covered by Auditor’s Report)
28. Events occurring after 30 June 2008 reporting date (continued)
•	The Trust has relaxed its policy of hedging long term future US dollar income generated by the Trust’s assets. Accordingly, the Trust has entered into offsetting foreign exchange forward agreements for 96% of its currency income hedge exposures at an average spot rate of approximately US$0.71;
The financial statements as of 30 June 2008 do not include any adjustments as a result of the above events.
A detailed review was undertaken as in the opinion of the directors of the Manager, the rapid and unanticipated dislocation on the global credit markets has significantly impacted the operations, financial position and outlook of the Trust. Substantial doubt now exists as to the Trust’s ability to continue as a going concern and the Trust is now undertaking a Strategic Review to address these concerns.
On 10 December 2008, the Trust announced that it would undertake the Strategic Review with the objective of maximising unit holder value and subsequently, the Trust has appointed advisers for the review. The process to be followed will include soliciting bids for corporate or entity acquisition transactions or for the acquisition of properties or portfolios of properties. It is possible that this could result in a proposal to acquire 100% of MDT units. Alternatively, it could result in the disposal of a large number or even the majority or all of MDT’s properties. The Board will, with the assistance of its advisers, assess the bids which are received to determine the strategy which is in the best interest of unitholders. In addition, the Strategic review will focus on the restructuring of the Trust’s debt by renegotiating or refinancing its loan facilities.
There should be minimal disruption to the business and operations of MDT, during the Strategic Review process and management will continue its focus on strengthening MDT’s balance sheet through refinancing upcoming debt maturities and selling properties where this will not unduly affect the review process.
The Trust paid no distribution at 31 December 2008 in order to retain operating capital and assist with the refinancing of debt facilities.
In the period from 30 June 2008 to 31 December 2008 the Trust recorded a loss of A$220.9 million, principally as a result of revaluations of investment properties performed at 31 December 2008, resulting in property valuation losses of A$228,455, and a fair value movements in derivatives as a result of movements in foreign exchange and interest rates.
Since the end of the financial year, the directors of the Manager are not aware of any other matter or circumstance not otherwise dealt with in this report or the financial report that has significantly affected or may significantly affect the operations of the Trust, the results of those operations or the state of affairs of the Trust in financial years subsequent to the year ended 30 June 2008.
29. Events occurring after 30 June 2009 reporting date (Not Covered by Auditor’s Report)
Subsequent to 30 June 2009, the Trust announced the following debt, capital management initiatives, and tenants update:
•	The Trust has sold four assets to Benderson Development for a total consideration of US$91 million (Trust’s share US$78 million);

•	The Trust entered into a binding agreement with joint venture partner, DDR, to redeem DDR’s ownership interest in one of the three jointly controlled entities (the US LLC joint venture). The redemption was completed in October 2009. DDR’s ownership in the US LLC joint venture was redeemed in exchange for three MDT properties, the assumption of mortgage debt and a cash payment of US$1.6 million. Prior to the redemption, the Trust owned more than 50% of the US LLC through the US REIT I. However, the Trust exercised joint control over the US LLC with DDR and neither the Trust nor DDR had control in their own right. As such, the investments in the US REIT I and US LLC were accounted for using the equity method of accounting. Due to the redemption, the Trust gained control over the US LLC as it now has the ability to make financial investment and divestment decisions relating to the US LLC’s assets. As a result, the equity method of accounting is no longer appropriate for the Trust’s interest in the US REIT I and US LLC. From the date of redemption closing, the investments in the US LLC and US REIT I are consolidated into the Trust. The effect on the Trust’s financial statements is an increase in investment properties of A$1.37 billion, an increase in interest bearing liabilities of A$1.05 billion, and an increase in net working capital of A$19 million; and

•	The Trust’s debt that matured on 1 June 2009 has been extended to 1 June 2011. The facility is secured by 13 assets and will remain non-recourse to the Trust;
On 12 February 2010, Macquarie Group Limited announced that it had entered into an agreement to sell the majority of its core real estate management platform to Charter Hall Group. The acquisition does not include Macquarie DDR Management Limited, the responsible entity of Macquarie DDR Trust. Macquarie DDR Trust will continue to be jointly managed by Macquarie and Developers

MACQUARIE DDR TRUST
NOTES TO THE FINANCIAL STATEMENTS
(Information as of and for the Year ended 30 June 2009 and
for the Year ended 30 June 2007 not Covered by Auditor’s Report)
29. Events occurring after 30 June reporting date updated (Not Covered by Auditor’s Report) (continued)
Diversified Realty Corporation. Importantly, there will be no change to the Trust’s fund management and property teams and there will be no impact to the operations of the Trust or its assets.
On 15 February 2010, the Trust announced the extension of the Longhorn III US$39.3 million commercial mortgage backed securities (CMBS) facility for two years to 5 April 2012. The facility, which was originally due to mature in April 2010, is secured by three assets. The facility is at the US LLC level and will remain non-recourse to the Trust.
Since the end of the period, the directors of the Manager are not aware of any other matter or circumstance other than as disclosed in this report or the directors’ report that has significantly affected or may significantly affect the operations of the Trust, the results of those operations or the state of affairs of the Trust in the financial period subsequent to the year ended 30 June 2009.

MACQUARIE DDR TRUST
Report of Independent Registered Public Accounting Firm
To the unitholders of Macquarie DDR Trust
In our opinion, the accompanying balance sheet and the related statements of income, shareholders equity and cash flows present fairly, in all material respects, the financial position of Macquarie DDR Trust (the “Trust”) at 30 June 2008, and the results of its operations and its cash flows for the year then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board. These financial statements are the responsibility of the directors of Macquarie DDR Management Limited, as responsible entity of the Trust. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1(b) and Note 28 of the financial statements, the Trust has ongoing risks in relation to future performance including the fair value risk on its property investments, its ability to refinance debt facilities as they fall due and its ability maintain debt covenants that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 1(b) and include refinancing upcoming debt maturities and selling properties. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.
/s/ PricewaterhouseCoopers
Sydney, Australia
27 August 2008, except as it relates to Note 1(b) (Going concern) and Note 28(Events occurring after 30 June 2008 reporting date) to the financial statements, as to which the date is 27 February 2009.